EXHIBIT 10.39

CONVERTIBLE PROMISSORY NOTE

April 30, 2021

PRINCIPAL AMOUNT: USD$100,000.00	DUE: October 30, 2021

FOR VALUE RECEIVED, the undersigned Allied Corp. (the “Borrower” or the “Company”), company incorporated under the laws of the State of Nevada, hereby promises to pay Stephen Moses. (the “Lender”), at such address or at such other place as the Lender may from time to time designate by written notice to the Borrower, the principal amount of one hundred thousand ($100,000.00) DOLLARS, ON DEMAND at any time after 179 days from the date hereof (the “Principal Amount”), in lawful money of the United States of America, with simple interest at 10% per annum.

The Borrower may pre-pay the Principal Amount and any unpaid interest or any portion thereof at any time and from time to time without notice, further interest, bonus or penalty provided, however, that a minimum of six months interest shall be payable from the date hereof regardless of such repayment date.

At the option of Lender, this note is convertible at any time through that date which is 179 days from the date of issuance at a conversion price of $1 per share. Unless otherwise agreed in writing by both parties, at no time will the Lender convert any amount of this Note into common stock that would result in the Lender owning more than 9.9% of the common stock outstanding.

At the option of the Lender upon closing of any equity based financing for the Company, Lender may require the Company to redeem this Note (to the extent available as net proceeds from any such financing) through repayment of any and all principal amount remaining due together with any accrued but unpaid interest, without further interest, bonus or penalty provided, however, that a minimum of six months interest shall be payable from the date hereof through such redemption date.

The Company hereby grants to Lender a security interest in the Company’s collateral pursuant to the terms of that certain Security Agreement of even date herewith, a copy of which is attached as Exhibit A hereto (the “Security Interest”).

PRESENTMENT for payment, demand, protest and notice of dishonour and protest hereof are hereby waived.

THIS PROMISSORY NOTE is governed by and shall be interpreted pursuant to the laws of the State of Nevada and all federal laws of the United States of America applicable therein.

THIS PROMISSORY NOTE is not assignable by the Borrower without the prior written consent of the Lender.

ALLIED CORP.

By:	/s/ Calum Hughes
Name:	Calum Hughes
Title:	Chief Executive Officer